Exhibit 21
LIST OF SUBSIDIARIES OF
METROMEDIA INTERNATIONAL GROUP, INC.
(f/k/a The Actava Group, Inc.)

Name of Company	Jurisdiction of Incorporation
Turtle Shell, Inc. (f/k/a Snapper, Inc.)	Georgia, USA
Metromedia International Telecommunications, Inc.	Delaware
International Telcell, Inc.	Delaware
Telecom Georgia	Republic of Georgia
International Telcell SPS, Inc.	Delaware
Ayety	Republic of Georgia
International Telcell Cellular, Inc.	Delaware
Magticom Ltd.	Republic of Georgia
Metromedia International Consulting Services, Inc.	Delaware
Dotcom Communications, AS	Estonia
PLD Telekom, Inc.	Delaware
PeterStar ZAO	Russia
Baltic Communications Limited	Russia